April 13, 2017

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N. W.
 Washington, DC 20549

Re: Bankwell Financial Group, Inc.

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by Bankwell Financial Group, Inc. in Item 4.01 of its Form 8-K dated April 13, 2017, captioned "Changes in Registrant's Certifying Accountant."

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ Whittlesey & Hadley, P.C.

Whittlesey & Hadley, P.C.